Exhibit 99.2

Rimrock Gold Corp. and Rimrock Mining Inc.

Unaudited Pro Forma Balance Sheet

February 11, 2013

The following unaudited pro forma balance sheet gives effect to the Share Exchange Agreement dated February 11, 2013 between the Company and Rimrock under which the Company acquired 100% of the shares of Rimrock in exchange for the issuance of 17,800,000 shares of common stock of the Company with a par value $0.001. In addition, it also gives effect to the issuance of 2,000,000 shares of common stock of the Company with a par value of $0.001 to a consultant in connection with the transaction. The unaudited pro forma balance sheet has been prepared from the historical financial statements of the Company and Rimrock and should be read in conjunction therewith.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations. In addition, the unaudited pro forma financial information does not purport to represent the future financial position or results of operations of the Company. The unaudited pro forma financial information should be read in conjunction with the Company’s audited financial statements as of August 31, 2012.

RIMROCK GOLD CORP.
Condensed Combined Pro Forma Balance Sheet

	Rimrock Gold Corp, February 11, 2013	Rimrock Mining Inc, February 11, 2013	Pro Forma Adjustments Increase (Decrease)	Pro Forma Combined February 11, 2013	Note
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash	$420,976	$-	$(52,117)	$368,859	(a)
Prepaid and sundry	18,662	-	-	18,662
Total current assets	439,638	-	(52,117)	387,521

Long term assets
Mineral property claims	$133,108	$74,970	$2,947,147	$3,155,225	(a)
Equipment	852	$-	$-	852
Total long term assets	133,960	74,970	2,947,147	3,156,077

Total assets	$573,598	$74,970	$2,895,030	$3,543,598

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$18,932	$-	$-	$18,932

Total current liabilities	18,932	-	-	18,932

Stockholders' equity
Capital stock	$10,814	$1	$(1)		(b)
	-	-	19,800	30,614	(c)
Additional paid-in-capital	2,416,114	74,969	(74,969)		(b)
	-	-	2,950,200	5,366,314	(a) & (c)
Accumulated other comprehensive loss	(9,785)	-	-	(9,785)
Deficit accumulated during the development stage	(1,862,477)	-	-	(1,862,477)

Total stockholders' equity	554,666	74,970	2,895,030	3,524,666

Total liabilities and stockholders' equity	$573,598	$74,970	$2,895,030	$3,543,598

Notes to the Pro Forma Combined Balance Sheet

The following pro forma adjustments result from accounting for the Merger. Rimrock Mining Inc.’s assets were comprised of exploration stage mining properties.  The acquisition of Rimrock Mining Inc. was deemed not to be business combination and has been accounted for as an acquisition of assets.

The descriptions related to these preliminary adjustments are as follows:

(a)	To increase the carrying value of mining rights acquired of $74,970 to their fair value of $2,970,000 plus the legal costs incurred of $52,117 relating to the transaction.

(b)	To eliminate capital stock and additional paid-in-capital of Rimrock Mining Inc.

(c)
This reflects the issuance of 19,800,000 shares of common stock of Rimrock Gold Corp. with a par value of $0.001 (17,800,000 shares of common stock issued in exchange for 100% shares of Rimrock Mining, Inc. and 2,000,000 shares of common stock issued to a consultant in connection with the transaction). The offsetting accounting entry of $2,950,200 was made to additional paid-in-capital.